Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Everbridge, Inc. and subsidiaries for the registration of common stock, preferred stock, debt securities and warrants and to the incorporation by reference therein of our reports dated February 26, 2021, with respect to the consolidated financial statements of Everbridge, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Everbridge, Inc. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

January 19, 2022